Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 9, 1999, by and between Smith Micro Software, Inc., a Delaware corporation (the “Company”), and William R. Wyand (“Employee”).
I.
EMPLOYMENT
     1.1 Position and Duties. The Company hereby engages and employs Employee as General Manager, STF Technologies, MacIntosh Division on the terms set forth in this Agreement. The Company’s Board of Directors (the “Board”) may provide such additional designations of title to Employee as the Board, in its discretion, may deem appropriate. Employee shall perform the employee duties and functions related to the above position, subject to the reasonable limitations of authority set forth from time to time by the President of the Company and applicable law. Employee shall report to the Chief Executive Officer of the Company. The Company agrees that Employee will not be required to relocate outside of the Kansas City metropolitan region.
     1.2 Best Efforts. Employee agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities. Notwithstanding anything herein to the contrary, Employee shall not be precluded from (a) engaging in charitable activities and community affairs; or (b) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement; or (c) consulting for businesses owned by Brad and Bryce Evans, so long as such consulting does not exceed five hours per week and does not interfere with Employee’s ability to perform his duties as General Manager or create a conflict of interest.
II.
COMPENSATION AND BENEFITS
     2.1 Base Salary. For all services to be rendered by Employee under this Agreement, the Company agrees to pay Employee; an annual base salary of one hundred fifty thousand dollars ($150,000.00) less deductions required by law, payable in accordance with the normal payroll practices of the Company.
     2.2 Annual Performance Bonus. The Company shall pay to Employee a bonus of up to $5,000 per quarter if the Employee meets or exceeds specified management objectives, as determined by the Board at the beginning of each quarter. In addition, Employee shall be eligible to receive a quarterly bonus based on a sales quota pursuant to the Smith Micro Software. Worldwide Sales Incentive Compensation Plan (“Incentive Compensation Plan”), a copy of which is attached as Exhibit A. For purposes of the Incentive Compensation Plan, Employee’s “Commission” schedule for achievement of 100% of the assigned quota objectives shall be $40,000 per year or $10,000 per quarter. In calculating that quota Employee will get credit for all MacIntosh compatible fax and communication software products sold by the

Company. All bonus calculations relating to the financial performance of the Company shall be based upon the Company’s final financial statements through the end of the applicable fiscal quarter.
     2.3 Stock Options. The Company shall grant Employee an option to purchase 50,000 shares of the Company’s Common Stock, subject to the standard vesting and other provisions set forth in the Company’s stock option plan.
     2.4 Other Benefits. The Company shall further provide to Employee the following other benefits:
          (a) An annual vacation leave of a minimum of four (4) weeks per calendar year at full pay; and
          (b) Full participation, on a basis commensurate with his position with the Company, in all plans of life, accident, disability and health insurance that generally are made available to senior Employees of the Company.
     2.5 Expense Reimbursement. The Company shall promptly reimburse Employee for all actual and reasonable business expenses incurred by Employee in promoting the business of the Company, including expenditures for entertainment, travel, or other expenses, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions and (b) Employee furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate such expenditures. In addition, the Company agrees to reimburse Employee for professional fees and continuing education expenses to maintain Employee’s status as a certified public accountant so long as such amounts do not exceed $2,500.00 annually.
III.
TERMINATION AND SEVERANCE PAY
     3.1 At Will. Employee and the Company acknowledge and agree that Employee’s employment with the Company is expressly “at-will” both during and after the term of this Agreement. This means that either party may terminate Employee’s employment with or without cause. Any termination of Employee’s employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.
     3.2 Involuntary Termination.
          (a) Severance Pay. In the event that Employee’s employment with the Company is terminated by the Company for Cause (as defined in Section 3.2(c)), Employee shall be entitled to no severance pay. In the event that Employee’s employment with the Company is terminated by the Company other than for Cause, then in consideration of Employee’s compliance with his obligations under Article V and Article VI and Employee’s execution of a general release in favor of the Company, Employee shall be entitled to severance pay (“Severance Pay”) in the form of monthly payments to Employee in the amount of Employee’s monthly Base Salary as in effect on the date of termination, payable in accordance with customary payroll practices, for six (6) months following such termination; provided that, if the

Company terminates Employee’s employment for reasons other than for Cause during the initial year of this Agreement, then Employee’s severance pay shall continue for six (6) months or the remaining portion of that initial year, whichever period is longer. Employee, acknowledges and agrees that in the event Employee breaches any provision of Article V or Article VI, his right to receive severance payments under this Section 3.2(a) shall automatically terminate.
          (b) Benefits. Following termination, Employee shall cease to be a Company employee and shall not be entitled to any employee benefits. This shall not preclude Employee from exercising his COBRA benefits under applicable law.
          (c) Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful refusal of Employee to comply with a lawful instruction of the Board; (ii) an act or acts of personal dishonesty by Employee; (iii) Employee’s conviction of any felony; (iv) performing an act of race, sex, national origin, religion, disability, age-based or other illegal discrimination or an act of sexual harassment; or (v) Employee’s gross negligence, incompetence, willful insubordination or misconduct, failure to abide by the Company’s policies, or material breach of any provision of this Agreement, including without limitation, any representation or covenant contained in Article V or Article VI of this Agreement.
     3.3 Voluntary Termination. In the event Employee voluntarily terminates his employment with the Company, Employee shall be entitled to no severance pay.
     3.4 Death. In the event of Employee’s death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of Employee’s employment as a result of his death: shall not result in any obligation by the Company to pay severance pay or other benefits to Employee’s estate or heirs.
     3.5 Disability. In the event of Employee’s Disability (as defined below) during the term of this Agreement for any period of at least three (3) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company does elect to terminate this Agreement, Employee shall not be entitled to any severance pay at any time but shall be entitled to normal disability benefits in accordance with the policies established from time to time by the Company. For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Employee or his legal representative.
IV.
TERM
     4.1 Term. The term of Employee’s employment under this Agreement shall commence on the date hereof and shall continue for one year from the date hereof, as such date may be extended from time to time. After expiration of the initial year of this Agreement, Employee’s employment will automatically renew for a period of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other notice of non-renewal at least one month prior to the end of the initial term of employment, or for any year in which the employment was renewed, whichever the case may be. The Company may in its sole discretion elect to pay Employee the equivalent of one month base salary in lieu of notice in the event of non-renewal of this Agreement.
V.
NONDISCLOSURE OF INFORMATION
AND NON-SOLICITATION OF EMPLOYEES
     5.1 Proprietary Information and Inventions Agreement. Employee shall be subject to the provisions of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit B and incorporated herein by this reference.
     5.2 Return of Information. Upon termination of Employee’s employment, Employee will deliver to the Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Employee in connection with his employment by the Company.
     5.3 Non-Solicitation. Employee agrees that, so long as he is employed by the Company and for a period of one (2) years after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Employee became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Employee is still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.
VI.
NON-COMPETITION
     Employee agrees that given the extent and nature of the Confidential Information he obtains during the course of his employment, it would be inevitable that such Confidential Information would be disclosed or utilized by the Employee should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in the development, manufacture or distribution of fax/modem and internet protocol/telephony software products, in any state or country in which the Company, its resellers or strategic partners sells the Company’s products or conducts business. In order to protect the Confidential Information Employee obtains during the course of his employment, Employee agrees that, so long as Employee is employed by the Company and for a period of two (2) years after termination of his employment for any reason, Employee shall not, without the prior written consent of the Company, either directly or indirectly, including without limitation through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in the development, manufacture or distribution of fax/modem and internet protocol/telephony software products.

     Notwithstanding the foregoing, in the event Employee is terminated by the Company without Cause, the period of the non-competition restriction shall be for the duration of the severance period.
     The parties hereto agree that both the scope and nature of the covenant and the duration and area for which the covenant not to compete set forth in this Article VI is to be effective are reasonable in light of all facts and circumstances. In the event that any provision of this Agreement, including without limitation any provision of this Article VI, shall to any extent be held invalid, unreasonable or unenforceable, in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall have the power, and is hereby asked by the parties, to reduce the scope, duration and/or areas of such provisions (and to substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.
VII.
MISCELLANEOUS
     7.1 Successors; Binding Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     7.2 Arbitration. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation arising from or as a result of this Agreement, the resulting business dealings between Company and Employee, Employee’s employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of Employee’s employment with Company or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All arbitration hearings shall be held in Kansas City, Missouri within one hundred twenty days from the date arbitration is demanded by any of the parties and the arbitrator shall render his/her written decision within thirty days after the arbitration hearing has concluded. The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. The parties to the arbitration hearing shall share any filing fees and arbitrator’s fees which must be paid in advance of the hearing equally; however, as set forth below the prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the arbitration hearing, including fees paid to the arbitrator, travel costs and attorneys’ fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law. Employee represents, by her signature, that he is making a voluntary and knowing waiver of her right to pursue any and all employment-related claims in court.
     7.3 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
     7.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Missouri.
     7.5 Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties with respect to the mutters set forth herein and supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.
     7.6 Jurisdiction; Venue. The parties do hereby agree and submit to personal jurisdiction in the State of Missouri for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy relating to Employee’s employment or arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in Kansas City, Missouri.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

The “COMPANY”: SMITH MICRO SOFTWARE, INC. a Delaware corporation

By:	/s/ William W. Smith Jr.

Its:

“EMPLOYEE”:

/s/ William R. Wyand

Name: William R. Wyand

EXHIBITS

EXHIBIT A	Smith Micro Software Worldwide Sales Incentive Compensation Plan

EXHIBIT B	Proprietary Information and Inventions Agreement

EXHIBIT A
SMITH MICRO SOFTWARE
WORLDWIDE SALES INCENTIVE COMPENSATION PLAN
1.0 INCENTIVE COMPENSATION PLAN
The Smith Micro Software (“Company”) Worldwide Sales Incentive Compensation Plan, (“Plan”) is in effect beginning January 1, 1998. The objective of the plan is to provide a sales incentive to participating sales employees to enhance the overall performance of the Company.
2.0 PARTICIPANTS
The Company’s employees (“Participant”), who are employed by the Company in a sales or sales management that have an assigned product, service, account, territory or sales management quota and have an executed copy of this Plan are eligible to participate in the Plan.
3.0 ADMINISTRATION & PLAN MODIFICATION
The Company reserves the right, at it’s sole discretion, to modify or change the Plan in any respect, and at any time without prior notice. The Plan shall be administered by the President/CEO, or his designated officer, whose decisions with respect to any dispute over adiministration of, or modification to, the Plan shall be considered final. Upon execution by the Participant, this Plan supersedes any previous sales compensation plan or sales program that may have been put into effect by the Company At the sole discretion of the Company, the Plan may be terminated at any time.
4.0 SALES QUOTA
Sales quota (“Quota”) is “defined by the Company as the assigned U.S. dollar amount of sales objective in the Company’s products or services that are to be sold by the Participant, in an assigned list of accounts, territory or region, during a specific fiscal quarter or fiscal year An under or over Quota condition may exist where the Participant has not achieved or has exceeded the assigned Quota objective during a specific fiscal quarter or fiscal year.
Each Participant will be assigned a Quota defined as a U.S. dollar amount related to one or more of the following specific categories: (a) geographical area or territory, (b) products, (c) services, (d) customers and/or prospects, (e) class of accounts, markets, resellers, distributors, systems integrators, OEMs or end users, (f) profit, or (g) any combination of the above.

Each Participant will be assigned one or more of the above specific categories which alone, or when combined, will define the Participant’s total Quota. The Quota of any Participant may be changed from time to time by the Company at its sole discretion. Participant’s assigned Quota will be presented by the CEO of the Company each year. To be in force, the Quota must be signed by the Participant, and the President/CEO, or his designated officer.
5.0 SALES
Sales that are eligible for commissions in a given period (“Sales”) are calculated as follows: the sum of gross revenue less invoices aged beyond the defined target dates plus cash collections on invoices previously deducted. Gross revenue is defined as revenue that is recognized by the Company’s accounting department in accordance with Generally Accepted Accounting Principles. Target dates for invoice collections are set at 90 days for OEM and other non-retail customers and 180 days for distributor/retail customers.
6.0 ASSIGNED ACCOUNTS
Assigned accounts are the Company’s domestic or international customers or prospects that are assigned to a Participant. If applicable, the specific accounts that are assigned are presented in Schedule 2, attached hereto. The Company may identify specific house accounts that are not assigned to a Participant and will not qualify for calculating sales credit toward a Participant’s Quota.
7.0 SALES INCENTIVE COMPENSATION
     7.1 Base Salary
A Participant’s Base Salary (BS) is the bi-monthly compensation received from the Company through the normal payroll channel.
     7.2 Commissions
Commissions are the amount of additional earnings a Participant may receive for achievement of 100% of assigned Quota objectives. Scheduled Commissions refer to commissions possible as outlined in the employees original offer letter or subsequent Change of Status Form.
Calculation of Commission payments:
+ Sales (Gross revenue)
- OEM Bad Debt
- Retail Bad Debt
- Special Price Adjustments

+ Bad Debt Recovery
+/- Other Adjustments
= Sales Eligible for Commission (see 5.0)
Divided by Quota
= Fraction Earned (can be greater than 100%)
Multiplied by scheduled commissions
= Commissions Earned
     7.3 Planned Earnings
The total amount of compensation that a Participant may earn for achievement of 100% of assigned Quota objectives is defined as Planned Earnings (PE). PE is calculated by adding the BS component to the commission component.
     7.4 Incentive Compensation Threshold/Multipliers
None. Thresholds or multipliers may be used when quotas are established.
     7.5 Cumulative Quota and Sales
Quota and sales will be cumulative for the purposes of calculating Commission on a Quarterly basis. At Quarter end, the Participant will be able to recover all Commissions earned but not paid.
     7.6 Quarterly Commission Limit
None. May be defined and applied to certain periods by the President/CEO, or his designated officer.
     7.7 Over Quota Multiplier
None. May be defined and applied to certain periods by the President/CEO, or his designated officer.
     7.8 Sales Management Quota
Sales Management Quota will be assigned to Participants with direct sales management responsibilities. A sales manager’s Quota is comprised of the sum of the Company’s or Region’s area quota.

     7.9 Commission Payment
Payment of Commissions earned on a monthly, Quarterly or annual basis will be paid within 30 days after the end of each month or within 45 days after the end of the fiscal year.
     7.10 Expense Budget
An expense budget will be assigned to the Sales Managers for variable expenses which will be adjusted pro-rata to the performance against quota. In the event expenses are over the pro-rated budgeted amount, commissions will be reduced at 10% of the budget over-run, to the limit of Commission. Exceptions require written approval by the Director of Sales and CFO on overrun programs.
8.0 NOT AN EMPLOYMENT AGREEMENT
The Plan shall not be construed as an employment agreement,or any guarantee of employment, payment of incentive, or any other compensation by the Company.
9.0 TERMINATION OF EMPLOYMENT.
The Plan shall to in effect through the Participant’s termination date, subject to the change noted herein. Unpaid commissions as of any notice of termination will be paid 100 days after the termination date.
10.0 RECEIPT AND ACCEPTANCE
I, the Participant, hereby acknowledge that I have received and, that I fully understand the contents thereof and I agree that as long as I hold the position of Participant, my Incentive Compensation will be calculated under the provisions of the Plan. I also understand that the Plan will be modified from time to time or terminated by the Company, at its sole discretion, as required to meet the Company’s objectives.

PARTICIPANT		CHIEF EXECUTIVE OFFICER

/s/ William R. Wyand	4/9/99	/s/ William W. Smith Jr.

Signature	Date	Signature	Date

A-4